Exhibit 4.2

EXECUTION VERSION

BANK LEUMI LE-ISRAEL CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

This agreement (this “Agreement”) is made effective as of the 6th day of January, 2022 (the “Grant Date”), between Bank Leumi le-Israel Corporation (“BLC”) and Avner Mendelson (the “Grantee”), and evidences a grant of restricted stock units (“RSUs”) in respect of shares of the common stock of BLC, par value $0.10 per share (“BLC Common Stock”) in accordance with the Non-Competition Agreement entered into by and between BLC and the Grantee, dated as of September 22, 2021 (the “Non-Competition Agreement”).

1.    Merger Agreement; Defined Terms. Reference is made herein to the Agreement and Plan of Merger, dated as of September 22, 2021 by and among BLC, Valley National Bancorp (“Parent”) and Volcano Merger Sub Corporation (the “Merger Agreement”). Terms that are capitalized but not defined herein shall have the meanings set forth in the Merger Agreement.

2.    Grant of Restricted Stock Units. BLC grants to the Grantee on the Grant Date RSUs in respect of 31,281 shares of BLC Common Stock, subject to the terms of this Agreement. At the Effective Time, this Agreement shall be assumed by Parent and the RSUs granted hereunder shall be canceled and replaced by RSUs of substantially equivalent value in respect of 132,162 shares of Parent Common Stock, subject to the terms of this Agreement. For purposes of this Agreement, the term “Stock” shall mean (a) prior to the Effective Time, BLC Common Stock and (b) after the Effective Time, Parent Common Stock. From and following the Effective Time, references in this Agreement to BLC shall be understood to refer to Parent.

3.    Vesting. The RSUs shall become vested in equal one-third installments on the first, second and third anniversaries (each, a “Vesting Date”) of the Effective Date, provided the Grantee has remained in continuous compliance with the terms and conditions of this Agreement and of the Non-Competition Agreement from the Grant Date through the relevant Vesting Date.

4.    Settlement. No later than 30 days after the applicable Vesting Date, BLC shall issue to the Grantee one share of Stock for each vested RSU, subject to applicable tax withholding, which shall be achieved via net share withholding by BLC.

5.    Transfer of RSUs. Any sale, hypothecation, encumbrance or other transfer of the RSUs is prohibited unless the same shall have been consented to in advance in writing by Parent.

6.    Adjustments. To the extent permissible under applicable law, including under Section 409A of the Internal Revenue Code of 1986, as amended, in the event of a stock dividend, significant cash dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the capital structure of BLC that constitutes an equity restructuring within the meaning of FASB ASC Topic 718 (or any successor provision), BLC shall make appropriate adjustments to the maximum number of shares of Stock that may be delivered under this Agreement. Following the Effective Time, in the event of (a) the liquidation or dissolution of Parent, (b) a merger or consolidation in which Parent is not the surviving corporation or (c) the sale or disposition of all or substantially all of Parent’s assets, provision shall be made in connection with such transaction for the assumption of the RSUs or the substitution for the RSUs of new options or awards of the surviving corporation, with appropriate adjustment as to the number and kind of shares. Notwithstanding the foregoing, in the event of a transaction listed above, Parent shall have the right and authority to cancel and terminate all outstanding RSUs by paying Grantee in cash an amount equal to the fair market value of the shares of Stock underlying the RSUs on the date of the consummation of the transaction.

7.    Effect on Employment or Services. Neither the grant of the RSUs, nor the issuance of shares of Stock upon vesting of the RSUs, shall give the Grantee any right to be retained in the employ or service of BLC, Parent or their Affiliates, affect the right of BLC, Parent or their Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his employment or services at any time.

8.    Data Privacy. Upon request of BLC or one of its Affiliates, the Grantee shall provide an executed data privacy consent form (or any other agreement(s) or consents that may be reasonably required by BLC or one of its Affiliates) to BLC and/or one of its Affiliates that BLC or one of its Affiliates may reasonably deem necessary to obtain from the Grantee for the purpose of administering participation in the Plan in compliance with the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands and agrees that the Grantee shall not be able to receive any shares of Stock with respect to vested RSUs if the Grantee fails to provide any such consent or agreement reasonably requested by BLC or one of its Affiliates.

9.    Rights as Stockholder. Prior to the Effective Time, until the issuance of the shares of Stock underlying the RSUs (as evidenced by the appropriate entry on the books of BLC or of a duly authorized transfer agent of BLC), no right to vote or receive dividends or any other rights as a holder of Stock shall exist with respect to the RSUs. Following the Effective Time, if Parent pays a cash dividend on shares of Parent Common Stock, any outstanding RSUs shall be credited with an amount of cash equal to the cash dividend that would have been payable in respect of the corresponding share of Parent Common Stock (a “Dividend Equivalent”). Dividend Equivalents credited with respect to an RSU (a) shall not vest until the corresponding RSU vests, (b) shall be paid at the same time that the corresponding RSU is settled and (c) shall be immediately and automatically canceled if the corresponding RSUs is forfeited or canceled. No interest shall be accrued, credited or paid on Dividend Equivalents.

10.    Effectiveness. If the Grantee’s employment terminates prior to the Closing, or if the Merger Agreement is terminated before the Closing in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect and the RSUs shall be immediately cancelled for no consideration, and neither of the parties shall have any obligations hereunder.

11.    Remedies. In the event of a breach or threatened breach by the Grantee of this Agreement or of Sections 5, 6 and 7 of the Non-Competition Agreement, the Grantee hereby consents and agrees that (a) the Grantee’s entitlement to the RSUs shall be immediately forfeited (and the Grantee shall return any RSUs (or shares of Stock with respect thereto) previously paid, vested or settled) and (b) BLC and its Affiliates shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief.

12.    Entire Agreement. This Agreement contains all of the understandings and representations between Grantee and BLC pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

13.    Miscellaneous. Sections 10 (Governing Law; Jurisdiction and Venue), 12 (Modification and Waiver), 13 (Severability), 14 (Captions; Interpretation), 15 (Counterparts), 17 (Section 409A), 19 (Successors and Assigns), 20 (Notice), 21 (Withholding), 22 (Survival) and 23 (Acknowledgement of Full Understanding) of the Non-Competition Agreement are incorporated by reference into this Agreement as if set forth herein, mutatis mutandis. The obligation of Parent to sell or deliver shares of Parent Common Stock with respect to the RSUs shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by Parent.

The Grantee acknowledges and agrees that this Agreement shall create a legally binding agreement when this Agreement is countersigned by the Grantee.

[Signature Page Follows]

Executed as of the 6th day of January, 2022.

BANK LEUMI LE-ISRAEL CORPORATION

By:

Name:	Raja Dakkuri

Title:	Chief Financial Officer

By:

Name:	Andrew Sherman

Title:	General Counsel

GRANTEE

Name:	Avner Mendelson

[Signature Page to Restricted Stock Unit Agreement]